Exhibit 99.1

Message to Shareholders

Greer Bancshares Incorporated

May 8, 2007

Dear Shareholders:

Greer Bancshares Incorporated, the parent company of Greer State Bank, reported net income of $710,000, or 28 cents per diluted share, for the first quarter of 2007, up 26.8% from the $560,000, or 22 cents per diluted share, for the first quarter of 2006. Total assets increased to $361 million at March 31, 2007, from the $360 million at December 31, 2006. Total loans were $244 million at the end of both quarter end and year end, reflecting a slowing trend in our growth rate.

At the Annual Shareholders’ Meeting on April 26, the Shareholders elected two new Directors, Steven M. Bateman and Raj K. S. Dhillon for two-year terms expiring in 2009, and four returning Directors, Walter M. Burch, Paul D. Lister, C. Don Wall, and Theron C. Smith, III for three-year terms expiring in 2010. No other business was presented for consideration by shareholders.

In his annual report to Shareholders, Chief Executive Officer R. Dennis Hennett stated that the initial capitalization of the Bank at $4,828,940 in 1988 has increased by $17,713,288 over 18 years of operations, excluding cash dividends of $6,730,055 paid to shareholders over the past five years. This increase in the book value of shareholder equity represents a 20.3% annualized increase over the past 18 years. In his report to shareholders, President Kenneth M. Harper reviewed the Bank’s financial performance for the past two years, reported on the Bank’s growth and progress in 2006, and identified company goals for 2007.

We are pleased to report that the Directors, at the Board Meeting following the shareholders’ meeting, approved a quarterly cash dividend of 17 cents per share, payable on June 15, 2007 to shareholders of record on June 1, 2007. The cash dividend represents approximately a 3.12% annualized dividend yield based on the market value of Greer Bancshares Incorporated common stock of $21.75 per share as of April 26, 2007.

On May 3, 2007, management and the Directors learned that a previously disclosed “impaired loan” to a local business would now result in a significant loss to the Bank. As a result of being informed May 2, 2007 that its primary source of operating capital was terminating the funding relationship, the business elected to cease operations. As disclosed in our 2006 Annual Report, the Bank had one impaired loan at December 31, 2006 with an outstanding balance of $1,316,398. The amount of the related loan loss provision was $263,280 at December 31, 2006, representing approximately 20% of the loan balance and our best estimate at the time of our probable exposure to loss. We now estimate that the Bank’s potential loss, after recoveries and tax effect, will range from approximately $510,000 to $605,000, depending upon the success of our recovery and liquidation efforts. Collection costs and other cash expenditures related to the loan loss should not be material. While this is a significant loss and will result in a setback to second quarter earnings, we wish to assure our shareholders that we believe the loan portfolio is otherwise sound. This particular loan relationship was originated through an asset-based lending program which has been discontinued without further exposure for loss.

In the Bank’s previous 18 years of operations, the average annual chargeoffs in our loan portfolio were $101,702. We believe this is an excellent history by industry standards. However, because we lend to businesses and individuals who may subsequently experience financial setbacks, we must, and we will, continue to manage the Bank’s loan portfolio prudently and to reserve for potential loan losses in an appropriate manner. We will also seek to reduce discretionary expenses to minimize the impact of this loss on net income for the current year.

As always, we invite your comments or suggestions for improving the Bank, increasing shareholder value, and communicating effectively with you.

Sincerely,

David M. Rogers	R. Dennis Hennett	Kenneth M. Harper
Chairman of the Board	Chief Executive Officer	President

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The Company cautions readers that the statements contained in this release regarding the Company’s future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) the level of allowance for loan losses; (v) the rate of delinquencies and amounts of charge-offs; (vi) the rate of loan growth; (vii) adverse changes in asset quality and resulting credit risk-related losses and expenses; (viii) general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; (ix) changes occurring in business conditions and inflation; (x) changes in technology; (xi) changes in monetary and tax policies; (xii) loss of consumer confidence and economic disruptions resulting from terrorist activities; (xiii) changes in the securities markets; and (xiv) other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This release speaks only as of its date, and the Company disclaims any duty to update the information herein.